Sunshine Silver Mining & Refining Completes 50,000-Meter Infill Drill Program with High-Grade Results Exceeding 1,000 Grams per Tonne Silver Across Multiple Veins

Drilling to Support Q1 2027 Mineral Resource Estimate and Q2 2027 Sunshine Mine Feasibility Study Ahead of Planned Late 2028 Return to Production

KELLOGG, Idaho, November 5, 2026 -- Sunshine Silver Mining & Refining Company (NYSE:SSMR) (the “Company” or “Sunshine”), a mining company advancing the next chapter of American silver, today announced the completion of its 50,000-meter infill drill program at the Sunshine Mine in Idaho’s Silver Valley. The Company is also reporting the remaining results from the drill program, including multiple intercepts exceeding 1,000 grams per tonne (“gpt”) silver across several veins. Results from the completed program will be incorporated into the Company’s updated Mineral Resource Estimate (“MRE”), expected in the first quarter of 2027. The updated MRE will in turn underpin the Sunshine Mine Feasibility Study, targeted for completion in the second quarter of 2027, and support a planned return to production in late 2028.

Highlighted drill results include:
•7,069 gpt silver (7,632 gpt AgEq) over 1.00 meters in the NY Boy Vein (FS-31110), including 12,103 gpt silver (13,066 gpt AgEq) over 0.58 meters;
•1,522 gpt silver (1,682 gpt AgEq) over 4.47 meters in the F-Vein (FS-3133), including 4,663 gpt silver (5,115 gpt AgEq) over 0.87 meters;
•1,067 gpt silver (1,211 gpt AgEq) over 4.50 meters in a new vein (FS-3133), including 8,263 gpt silver (9,251 gpt AgEq) over 0.43 meters;
•5,496 gpt silver (6,043 gpt AgEq) over 1.06 meters in the F-Vein (FS-31207), including 18,103 gpt silver (19,901 gpt AgEq) over 0.26 meters; and
•1,359 gpt silver (1,450 gpt AgEq) over 2.49 meters in Vein06 (FS-3117), including 4,629 gpt silver (4,933 gpt AgEq) over 0.66 meters.

Heather White, Chief Executive Officer of Sunshine, commented: “Completing the 50,000-meter infill drill program constitutes an important milestone on our path to production, and I am proud of how our team delivered it — both safely and on time. The drill results confirm high-grade mineralization across multiple veins, which we expect will anchor our anticipated initial mine plan. Through infill drilling — the essential if less celebrated work that turns an extraordinary asset into an actual engineered mine — we have added to our overall confidence in the resource. These additional data points will be applied directly to our upcoming 2027 Mineral Resource Estimate and Feasibility Study. Meanwhile, energized by these positive results, and with three rigs continuing to drill underground, we are not slowing down on either exploration efforts or further confirmatory drilling.”

Dr. Thomas S. Kaplan, Chairman of Sunshine, added: “Most encouragingly, the completion of this drill program shows our team doing precisely and with great effectiveness what we set out to do — and the Sunshine Mine continuing to deliver exceptional results. These developments reinforce what has long distinguished Sunshine: world-beating silver grade, large scale, excellent growth potential, and a remarkable history of proven production in one of the most prolific and prospective silver districts in the world. With the updated Mineral Resource Estimate and Feasibility Study now in view, and with both silver and antimony designated as critical minerals by the federal government, we continue to believe that Sunshine offers investors a truly unique opportunity to gain singular exposure to domestic production of both metals.”
Drill Program Overview
Sunshine’s 50,000-meter infill drill program was designed to advance two objectives: first, to support the upgrading of mineral resource classification in the areas that underpin the expected initial mine plan; and second, to evaluate near-mine growth potential in the Upper Country, a historically under-mined and under-explored portion of the Sunshine Mine (see Figure 1).

Figure 1: 50,000 Meter Infill Drill Program at Sunshine Mine

The drill program comprised approximately 51,250 meters in 218 holes, including approximately 20,930 meters in 73 holes drilled on the mine’s 2300 and 3100 Levels between July and October 2026.

Results reported in July 2026 addressed the drill program’s second objective, returning high-grade intercepts from the Upper Country, including the new 10 Vein (see Sunshine Silver Mining & Refining Press Release, July 23, 2026). The results highlighted the Upper Country’s near-mine growth potential and could contribute to the Company’s longer-term objective of increasing throughput from approximately 1,000 to 2,000 tons per day.

The downshaft drilling reported today addressed the program’s first objective by testing the central resource area expected to support the expected initial mine plan. Selected new drill results, primarily from downshaft drilling, include1,2:

1 All intercepts are reported as estimated true widths in meters (“m”), unless indicated otherwise.
2 Silver equivalent grade was calculated using metal prices of $49.05 per ounce silver, $4.89 per pound copper, $0.93 per pound lead and $11.24 per pound antimony, and metallurgical recovery assumptions of 97% for silver (gpt), copper (%), lead (%) and antimony (%).

Drill Hole	Vein	True Width (meters)	Ag (gpt)	Cu (%)	Pb (%)	Sb (%)	AgEq (gpt)	AgEq (opt)
FS-31110	NY Boy	1.00	7,069	2.87	0.04	2.33	7,632	223
	including	0.58	12,103	4.90	0.06	3.99	13,066	381
FS-3133	F-Vein	4.47	1,522	0.88	0.01	0.63	1,682	49
	including	0.87	4,663	2.47	0.00	1.80	5,115	149
FS-3133	New	4.50	1,067	0.81	0.00	0.57	1,211	35
	including	0.43	8,263	5.30	0.00	3.98	9,251	270
FS-31207	F-Vein	1.06	5,496	3.04	0.01	2.16	6,043	176
	including	0.26	18,103	9.99	0.00	7.10	19,901	580
FS-3117	Vein06	2.49	1,359	0.46	0.02	0.38	1,450	42
	including	0.66	4,629	1.54	0.06	1.26	4,933	144
FS-31106	D-Vein	0.23	12,480	4.86	0.00	3.87	13,420	391
FS-31111	D-Vein	0.87	2,811	1.90	0.80	1.46	3,180	93
	including	0.50	4,594	3.08	1.38	2.36	5,194	151
FS-31102	Copper Vein	0.30	6,994	3.86	0.38	3.03	7,739	226
FS-ST112	C Fault Vein	0.42	4,937	1.82	0.03	1.31	5,267	154
	including	0.18	10,011	3.48	0.05	2.56	10,652	311
FS-ST111	C Fault Vein	0.47	4,059	1.03	19.12	0.85	4,511	132
	including	0.35	5,451	1.36	25.70	1.14	6,058	177
FS-3118	NY Boy	0.82	2,119	0.93	0.03	0.72	2,297	67
	including	0.30	3,909	1.72	0.04	1.31	4,232	123
FS-31203	F-Vein	0.84	1,921	1.54	0.01	1.07	2,194	64
	including	0.17	3,216	2.66	0.00	1.72	3,668	107
FS-31204	F-Vein	0.35	4,251	1.62	0.05	1.25	4,559	133
FS-31200	Chester	0.24	5,589	1.32	0.18	1.14	5,860	171
FS-3115	D-Vein	1.27	1,002	0.60	0.02	0.47	1,117	33

	including	0.15	1,656	0.79	0.16	0.63	1,811	53
FS-31210	F-Vein	1.45	871	0.46	0.00	0.34	957	28
FS-3124	Silver Syndicate Link	0.69	1,569	3.02	0.11	1.66	2,039	59
	including	0.20	2,167	5.00	0.08	2.14	2,846	83

The selected results as shown in the table exceed 1,000 gram-meters silver across the full intercept, calculated as silver grade multiplied by estimated true width. For a complete table of results from the 50,000-meter infill drill program, please see the latest complete drill results table.

Figure 2: Photography of Core Samples FS-31110 NY Boy & FS-3133 F-Vein

Downshaft drill results, yielding multiple high-grade intersections, extended known mineralization on the Copper and D-Veins into previously undefined areas, as shown in Figures 3 and 4.

Figure 3: Copper Vein Drill Results Extend Known Mineralization (Data Relating to Copper Vein Shown Only)

Figure 4: D-Vein Drill Results Extend Known Mineralization and Define Vein Structure (Data Relating to D-Vein Shown Only)

Drilling also confirmed continuity of high-grade mineralization in expected zones and improved the Company’s understanding of vein geometry and structural controls. Results on the F-vein, in particular, helped better define its extent (see Figure 5). These results are expected to support increased confidence in the resource ahead of the updated MRE.

Figure 5: F-Vein Drill Results Better Define Extent of Known Mineralization (Data Relating to F-Vein Shown Only)

Results from the completed 50,000-meter infill drill program will inform the Company’s forthcoming updated MRE and Sunshine Mine Feasibility Study. Underground drilling continues at the Sunshine Mine, with three active rigs testing the known resource and further refining the Company’s understanding of the mineralized veins.

The Sunshine Mine is the highest-grade primary silver resource in North America, hosting an Indicated Mineral Resource of 103.9 million ounces of silver at an average grade of 1,022 gpt (30 ounces per ton (“opt”)) silver and an Inferred Mineral Resource of 159.8 million ounces of silver at an average grade of 776 gpt (23 opt) silver.3 At approximately 1,000 tons per day, the mine is expected to produce an average of approximately 6.7 million ounces of silver per year in its first five years of production, and approximately 5.8 million ounces of silver annually over a generational 24-year mine life, based on the Initial Assessment.3

About Sunshine Silver Mining & Refining Company

Sunshine Silver Mining & Refining Company is advancing toward silver production from the Sunshine Mine in Idaho’s Silver Valley, the most prolific silver district in U.S. history. The Sunshine Mine is North America’s highest-grade primary silver resource. It is characterized by exceptional size, extraordinary growth potential, existing infrastructure, and a history of proven production. Sunshine, the largest holder of mineral rights in the Silver Valley, also controls a consolidated land position with significant exploration potential and is evaluating additional value opportunities through silver/copper refining and antimony production. For more information, visit www.sunshinesilvermining.com.

Sampling, Analysis and Quality Assurance/Quality Control

Drill core from the Sunshine Mine is logged, photographed and marked for sampling by Tamarack Geological Services, a contract geological services company. Core samples are sawn longitudinally, with one-half of the core submitted for analysis and the remaining half retained for reference and future verification. Samples are securely transported to, prepared for analysis, and subsequently analyzed by SVL Analytical Inc., an ISO 17025-accredited independent laboratory, located in Kellogg, Idaho, USA.

The Company maintains a quality assurance and quality control program that includes the regular insertion of certified reference materials, blanks, and duplicate samples into the sample stream. Laboratory performance is monitored by Company personnel, and assay results are not accepted into the geological
3 Mineral Resource Estimates and economic assumptions are based on the Company’s S-K 1300 Technical Report Summary on the Initial Assessment (“Initial Assessment”), Sunshine Mine, Idaho, USA, dated March 25, 2026.

database until applicable quality-control results have been reviewed and determined to be within acceptable limits. Quarterly, five percent of the total samples are reanalyzed by ALS Global, an ISO 17025 accredited laboratory, located in Reno, Nevada, U.S.A., as part of a third-party independent laboratory check.

Silver, copper, lead, and antimony analyses are completed using Inductively Coupled Plasma — Optical Emission Spectroscopy (ICP-OES). Samples exceeding the upper detection limits for silver of the primary analytical method are reanalyzed using Fire Assays with gravimetric finish. Samples exceeding the upper detection limit for copper, lead, and antimony of the primary analytical method are redigested at a lower concentration and reanalyzed using the primary analytical method. Reported drill intercepts are based on estimated true widths unless otherwise noted. True widths are estimated using current geological interpretations related to the core axis angle as logged by the core logging geologist and compared with the 3D geological model to determine the interception angle. These true widths may be revised as additional drilling and modelling are completed. Core recovery in narrow high-grade veins is not considered to affect the accuracy of the stated results.

Qualified Person

The scientific and technical information contained in this news release has been reviewed and approved by Berkley J. Tracy, PG, CPG, P.Geo of SRK Consulting (US), Inc., who is independent of Sunshine and a “qualified person” as defined by Subpart 1300 of Regulation S-K. Mr. Tracy has verified the scientific and technical information disclosed in this release, including Sunshine’s sampling methodology and the analytical data compilation underlying the drill result tables in this disclosure.

For additional information regarding the Sunshine Mine, including the assumptions, parameters and methods used to estimate mineral resources, readers should refer to the Technical Report Summary for the Sunshine Mine filed with the U.S. Securities and Exchange Commission and available through the Company’s filings at www.sec.gov.

Contact Information

Mike Patterson
Vice President of Investor Relations and Corporate Development
mpatterson@silveropp.com

General Inquiries
ir@silveropp.com

Media Relations
ssmr@fleishman.com

Cautionary Statements

This press release contains forward-looking statements, including statements regarding the potential upgrade of Mineral Resources; the timing of the Company’s updated Mineral Resource Estimate and the 2027 Sunshine Mine Feasibility Study; the Company’s plans for future drilling activities; the growth potential of the Sunshine Mine and the Upper Country; the Company’s objective of increasing mill throughput to 2,000 tons per day; estimated production rates during the first five years of production and over the anticipated mine life and the anticipated commencement of silver production in late 2028. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “could,” “predict,” “target” and similar expressions or terminology. These statements are not historical facts and are based on the Company’s current expectations, estimates and projections regarding its business, operations and other factors. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, including the risk factors described in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission and in the Company’s other filings with the SEC, that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by such statements. Except as required by applicable law, the Company assumes no obligation to update any forward-looking statement or to conform any statement to actual results or revised expectations. Investors are cautioned not to place undue reliance on forward-looking statements.

Cautionary Note Regarding Mineral Resources and the Initial Assessment

The Sunshine Mine Initial Assessment is preliminary in nature and includes Inferred Mineral Resources. Inferred Mineral Resources are considered too speculative geologically for the application of economic considerations that would enable them to be classified as Mineral Reserves, and there is no certainty that the economic results or estimates reflected in the Initial Assessment will be realized. The Company has not declared Mineral Reserves at the Sunshine Mine. For an analysis that excludes Inferred Mineral Resources and assumes mining of only Indicated Mineral Resources, please see the “Indicated Only Case” presented in the Initial Assessment. The Company’s production objectives and anticipated development timelines are based on management’s current expectations and on assumptions derived from, among other things, historical production information, exploration results and the Initial Assessment. There can be no assurance that the Company’s exploration and technical programs will result in the conversion of Mineral Resources to Mineral Reserves, the establishment of an economically viable mineral deposit, or the commencement of production within the anticipated timeframe.